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                                                                   EXHIBIT 10.20

                           CHANGE OF CONTROL AGREEMENT

         This Agreement is made this 23 day of August, 2002 ("Effective Date") by and between Douglas Raymond (the "Executive") and PDF Solutions, Inc., a Delaware corporation (the "Company").

         WHEREAS, the Executive will be employed by the Company; and

         WHEREAS, the Company desires to retain the services of Executive in the event of a change of control (as hereinafter defined) of the Company.

         NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

         1. Term. This Agreement shall commence as of Executive's Start Date (the "Effective Date") and shall continue in effect until the fifth anniversary of the Effective Date; provided that notwithstanding the foregoing the term of this Agreement shall not expire prior to the expiration of twelve
(12) months after the occurrence of a Change of Control. The term of this Agreement may be extended only upon mutual written agreement of both parties.

         2.       Definitions.

                  (a) Change of Control. For purposes of this Agreement only, a "Change of Control" shall be defined as any of the following events:

                           (i)      An acquisition (other than directly from the
Company) of any voting securities of the Company (the "Voting Securities") by any "Person" (as the term is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act")) immediately after which such Person has "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the 1934 Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company's then outstanding Voting Securities;

                           (ii)     A merger or consolidation in which the
Company is not the surviving entity, except for (1) a transaction in which the principal purpose is to change the state of the Company's incorporation, or (2) a transaction in which the Company's stockholders immediately prior to such merger or consolidation hold (by virtue of securities received in exchange for their shares in the Company) securities of the surviving entity representing more than fifty percent (50%) of the total voting power of such entity immediately after such transaction;

                           (iii)    The individuals who are members of the
Company's Board of Directors (the "Board") as of the date this Agreement is approved by the Board (the "Incumbent

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Board") cease for any reason to constitute at least a majority of the Board;
provided, however, that if the appointment, election or nomination for election by the Company's stockholders, of any new director is approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule 14a-11 promulgated under the 1934 Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a "Proxy Contest") including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest;

                           (iv)     The sale, transfer or other disposition of
all or substantially all of the assets of the Company, unless the Company's stockholders immediately prior to such sale, transfer or other disposition hold (by virtue of securities received in exchange for their shares in the Company) securities of the purchaser or other transferee representing more than fifty percent (50%) of the total voting power of such entity immediately after such transaction; or

                           (v)      Any reverse merger in which the Company is
the surviving entity but in which the Company's stockholders immediately prior to such merger do not hold (by virtue of their shares in the Company held immediately prior to such transaction) securities of the Company representing more than fifty percent (50%) of the total voting power of the Company immediately after such transaction.

                  (b) Cause. For purposes of this Agreement only, the Company shall have "Cause" to immediately terminate the Executive's employment hereunder if (i) Executive engages in fraud or embezzlement against the Company and/or its subsidiaries, (ii) Executive misappropriates Company property, proprietary information and/or trade secrets, (iii) Executive demonstrates material unfitness for service or persistent deficiencies in performance, (iv) Executive engages in misconduct, which misconduct is demonstrably and materially injurious to the Company and/or its subsidiaries; (v) Executive refuses to follow a specific, lawful direction or order of the Company; (vi) Executive breaches any provision of this Agreement or other agreements between Executive and the Company; or (vii) Executive dies or becomes mentally or physically incapacitated and cannot carry out his duties.

                  (c) Voluntary Resignation for Good Reason. A voluntary resignation by Executive "Good Reason" shall mean a voluntary resignation by Executive following any one of the following events, provided Executive provides Company with at least two (2) weeks notice of such termination, and provides such notice no later than thirty (30) days following any one of the following events: (i) a material change in Executive's position, title, duties, or responsibilities, without Employee's consent, which results in a material reduction of Executive's level of responsibility, the assignment of duties and responsibilities which are materially inconsistent with Executive's position or responsibilities, or the removal of the Executive from or failure to reelect the Executive to any of such positions, except in connection with the termination of employment for Cause; (ii) a reduction by the Company in the Executive's annual salary then in effect, without

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Executive's consent, other than a reduction similar in percentage to a reduction generally applicable to similarly situated employees of the Company; (iii) a material reduction without the Executive's consent in the kind or level of benefits provided to Executive under any benefit plan of the Company in which the Executive is participating or deprive the Executive of any material fringe benefit enjoyed by the Executive, except those changes generally affecting similarly situated employees of the Company; or (iv) a relocation of Executive without his consent to a facility or a location more than 75 miles from Executive's then current workplace.

                  (d) Closing Date. "Closing Date" shall mean the date of the first closing of any transactions constituting a Change of Control.

                  (e) Termination Date. "Termination Date" shall mean the date the Executive's employment is terminated by the Company other than for Cause or is terminated by the Executive for Good Reason.

                  (f) Company. "Company" shall mean PDF Solutions, Inc. and its successors or assigns (including without limitation, any entity, entities or persons acquiring control of the Company through a Change of Control).

                  (g) Date of Hire. "Date of Hire" shall mean the date Executive commences full-time employment with the Company.

         3. Termination of Employment For Cause or By Executive Without Good Reason. If, following the Closing Date of a Change of Control, the Company terminates the Executive's employment for Cause or Executive voluntarily resigns from employment without Good Reason, Executive shall be entitled to all compensation due and owing to him through the date his employment terminates, and the Company's obligations hereunder shall cease.

         4. Termination of Employment Within Six Months Following a Change of Control. If, following the Closing Date of a Change of Control, the Company terminates the Executive's employment other than for Cause or if the Executive voluntarily resigns from employment for Good Reason and such termination or resignation occurs within six (6) months following a Change of Control, then Executive shall be entitled to the following:

                  (a) If Executive's Termination Date is within one year of his Date of Hire, the restrictions on any outstanding equity incentive awards, including stock options and restricted stock, granted to the Executive under the Company's stock option and other stock incentive plans or under any other incentive plan or arrangement shall lapse such that the incentive award shall become 50% vested and, in the case of stock options, Company shall accelerate the vesting Executive's unvested stock options such that 50% of Executive's outstanding stock options shall be immediately exercisable; or

                  (b) If Executive's Termination Date is after the one year anniversary of his Date of Hire, but before the second anniversary of his Date of Hire, the restrictions on any

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outstanding equity incentive awards, including stock options and restricted stock, granted to the Executive under the Company's stock option and other stock incentive plans or under any other incentive plan or arrangement shall lapse such that the incentive award shall become 50% vested and, in the case of stock options, Company shall accelerate the vesting of up to 25% of Executive's unvested stock options such that a total of 50% of Executive's outstanding stock options shall be immediately exercisable; and

                  (c) Executive shall receive the severance benefits set forth in paragraphs 5(a) and (b) below.

         5. Termination of Employment within Twelve Months Following a Change of Control. If, following the Closing Date of a Change of Control, the Company terminates the Executive's employment other than for Cause or the Executive voluntarily resigns from employment for Good Reason and such termination or resignation does not occur within six (6) months following the Closing Date of a Change of Control but occurs within twelve (12) months following the Closing Date of a Change of Control, then in such event:

                  (a) Severance Payment. The Company shall pay the Executive a severance payment equal to seven (7) months' pay at Executive's base salary in effect as of the Termination Date. Such severance payment shall be made in the form of a lump sum payment (less applicable withholdings and deductions) within 30 days of Executive Termination Date or in the form of salary continuation for a period of seven (7) months following the Termination Date, at the Company's discretion; and

                  (b) Medical and Dental Benefits. The Company shall reimburse the Executive for COBRA payments made by the Executive to maintain his medical, vision, and dental benefits for a period of up to seven (7) months following the Termination Date.

                  (c) Executive shall not be entitled to receive any other severance benefits, including but not limited to the severance benefits described in paragraph 4(a) or 4(b), if he receives the benefits provided for in paragraphs 5(a) and (b).

         6. No Employment Agreement, Employment at Will. Executive and the Company each acknowledge and agree that: (i) this Agreement does not provide for the terms and conditions of Executive's employment with the Company prior to any Change of Control and does not require or obligate Executive to provide services to the Company or the Company to continue to employ Executive; and (ii) Executive's employment with the Company is and remains an employment relationship terminable at will and without advance notice by either Executive or the Company.

         7. Release of the Company and Its Affiliates. Executive's receipt of the benefits described in paragraph 4 or paragraph 5 above shall be contingent upon Executive executing a general release of claims in a commercially customary form prescribed by the Company, which releases and discharges the Company and any past, present or future agents, attorneys, directors, officers, stockholders, employees, affiliates, predecessors and successors of the Company, of and

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from any and all claims and demands of every kind and nature, in law, equity or otherwise, known or unknown, disclosed or undisclosed, and a covenant not to sue or prosecute any legal action or proceeding based upon such claims.

         8. Excise Tax. Notwithstanding anything contained in this Agreement to the contrary, to the extent that any payment or benefit (within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code")) to Executive or for Executive's benefit, paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, Executive's employment with the Company or a Change in Control (a "Payment" or "Payments"), would be subject to the excise tax imposed under Code Section 4999, or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), the Payments shall be reduced (but not below zero) if and to the extent necessary so that no Payment to be made or benefit to be provided to Executive shall be subject to the Excise Tax (such reduced amount is hereinafter referred to as the "Limited Payment Amount"). Any notice given by Executive pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing Executive's rights and entitlements to any benefits or compensation.

                  (a) An initial determination as to whether the Payments shall be reduced to the Limited Payment Amount and the amount of such Limited Payment Amount shall be made, at the Company's expense, by the accounting firm that is the Company's independent accounting firm as of the date of the Change in Control (the "Accounting Firm"). The Accounting Firm shall provide its determination (the "Determination"), together with detailed supporting calculations and documentation, to the Company and Executive within five (5) days after the Termination Date, if applicable, or such other time as requested by the Company or by Executive (provided Executive reasonably believes that any of the Payments may be subject to the Excise Tax) and, if the Accounting Firm determines that no Excise Tax is payable by Executive with respect to a Payment or Payments, it shall furnish Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to any such Payment or Payments. Within ten (10) days after the delivery of the Determination to Executive, Executive shall have the right to dispute the Determination (the "Dispute"). If there is no Dispute, the Determination shall be binding, final and conclusive upon the Company and Executive, subject to the application of
Section 8(b) below.

                  (b) As a result of the uncertainty in the application of Sections 4999 and 280G of the Code, it is possible that the Payments to be made to, or provided for the benefit of, Executive will be either greater (an "Excess Payment") or less (an "Underpayment") than the amounts provided for by the limitations contained in Section 8.

                           (i)      If it is established, pursuant to a final
determination of a court or an Internal Revenue Service (the "IRS") proceeding which has been finally and conclusively resolved, that an Excess Payment has been made, such Excess Payment shall be deemed for all purposes to be a loan to Executive made on the date Executive received the Excess Payment, which loan Executive must repay to the Company together with interest at the applicable federal rate under

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Code Section 7872(f)(2); provided, that no loan shall be deemed to have been made and no amount will be payable by Executive to the Company unless, and only to the extent that, the deemed loan and payment would either reduce the amount on which Executive is subject to tax under Code Section 4999 or generate a refund of tax imposed under Code Section 4999.

         9. In the event that it is determined (i) by the Accounting Firm, the Company (which shall include the position taken by the Company, or together with its consolidated group, on its federal income tax return) or the IRS, (ii) pursuant to a determination by a court, or (iii) upon the resolution to Executive's satisfaction of the Dispute, that an Underpayment has occurred, the Company shall pay an amount equal to the Underpayment to Executive within ten
(10) days after such determination or resolution, together with interest on such amount at the applicable federal rate under Code Section 7872(f)(2) from the date such amount would have been paid to Executive until the date of payment.

         10. Exclusive Remedy. Executive's right to salary continuation and other severance benefits pursuant to paragraph 4 or paragraph 5 above shall be Executive's sole and exclusive remedy for any termination of Executive's employment by the Company other than for Cause or by Executive for Good Reason following a Change of Control. The payments, severance benefits and severance protections provided to Executive pursuant to this Agreement are provided in lieu of any severance payments, severance benefits and severance protections provided in any other plan or policy of the Company, except as may be expressly provided in writing under the terms of any plan or policy of the Company, or in a written agreement between the Company and Executive entered into after the date of this Agreement. Notwithstanding the foregoing, nothing in this Agreement shall prevent or limit Executive's continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company (except for any severance or termination policies, plans, programs or practices) and for which Executive may qualify, nor shall anything herein limit or reduce such rights as Executive may have under any other agreements with the Company (except for any severance or termination agreement). Amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan or program of the Company shall be payable in accordance with such plan or program, except as explicitly modified by this Agreement.

         11. Arbitration. The parties hereby agree that any dispute, claim or controversy arising out of, relating to or in connection with this Agreement ("Arbitrable Claims") shall be determined exclusively by and through final and binding arbitration in Santa Clara County, California, each party hereto expressly and conclusively waiving its right to proceed to a judicial determination with respect to the merits of such arbitrable matters. Such arbitration shall be conducted in accordance with the American Arbitration Association National Rules for Resolution of Employment Disputes then in effect before a neutral and impartial arbitrator who shall be selected by mutual agreement of the parties. The arbitrator shall prepare a written decision containing the essential findings and conclusions on which the award is based so as to ensure meaningful judicial review of the decision. The arbitrator shall apply the same substantive law, with the same statutes of limitations and same remedies, that would apply if the claims were brought in a court of law.

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This Agreement shall be governed by the California Arbitration Act and the arbitrator, in ruling on procedural and substantive issues raised in the arbitration itself, shall apply the substantive law of the State of California. Either party may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Otherwise, neither party shall initiate or prosecute any lawsuit in any way related to any Arbitrable Claim. THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS.

         12. Successors. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns. Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by Executive or Executive's beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive's legal personal representative.

         13. Governing Law. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of California.

         14. Entire Agreement. This Agreement represents the entire Agreement and understanding between the Company and the Executive concerning the Executive's termination of employment with the Company after a Change in Control. This Agreement supersedes any prior agreement or understanding of the parties with respect to the subject matter hereof.

         15. No Oral Modification. This Agreement may only be amended in a writing signed by the Executive and the Company.

         16. Severability. If any provision of this Agreement of the application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable, or voice, the remainder of this Agreement and such provisions as applied to other persons, places, and circumstances shall remain in full force and effect.

         17. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as the original and shall constitute an effective, binding agreement on the part of each of the undersigned.

         18. Attorneys' Fees. If any legal action, arbitration or other proceeding is brought to interpret or enforce the terms of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and any other costs incurred in that proceeding, in addition to any other relief to which it is entitled.

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         IN WITNESS WHEREOF, the parties hereto have duly executed this
Agreement as of the date first above written.

PDF SOLUTIONS, INC.                         EXECUTIVE:

By: /s/ John Kibarian                       /s/ Douglas M.Raymond
    --------------------------              ------------------------------------
        John Kibarian                                              8/27/2002
Title: Chief Executive Officer

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